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                                     EXHIBIT 21.1

                       SUBSIDIARIES OF ULTRATECH STEPPER, INC.

The following is a list of Ultratech Stepper Inc.'s subsidiaries including their state of incorporation as of September 30, 1997:

              SUBSIDIARIES                   STATE AND COUNTRY OF INCORPORATION

Ultratech Stepper International, Inc.        State of Delaware, USA
Ultratech Stepper UK Limited                 United Kingdom
Ultratech Stepper Foreign Sales Corporation  Barbados
Ultratech Kabushiki Kaisha                   Japan
Ultratech Capital, Inc.                      State of Delaware, USA
UltraBeam Lithography, Inc.                  State of Delaware, USA
Ultratech Stepper (Thailand) Co., LTD.       Thailand
Verdant Technologies, Inc.                   State of Delaware, USA
U.S. Advanced Lithography LLC                State of Delaware, USA



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